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                                                                   Exhibit 10.15


                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made as of January 1, 1998 by and between Modus Media International Holdings, Inc., a Delaware corporation (the "Company"), and Terence M. Leahy (the "Executive").
 -------                               ---------

     The parties hereto agree as follows:

     1.  Employment. Subject to the terms and conditions set forth in this
         ----------
Agreement, the Company agrees to employ the Executive, and the Executive accepts employment with the Company, upon the terms set forth in this Agreement.

     2.  Term. Subject to earlier termination as hereafter provided, the
         ----
Executive shall be employed hereunder for an original term commencing as of January 1, 1998 (the "Effective Date") and ending on December 31, 2000, which term shall be automatically extended thereafter for successive terms of one year each, unless either party provides notice to the other at least three months prior to the expiration of the original or any extension term that this Agreement is not to be extended. The term of this Agreement, as from time to time modified and in effect, is hereafter referred to as "the term of this Agreement" or "the term hereof".

     3.  Capacity and Performance.
         ------------------------

          3.1  Offices. During the term hereof, the Executive shall serve the
               -------
     Company in the offices of Chief Executive Officer and President. In such capacities, the Executive will be responsible for the overall direction and financial performance of the Company. The Executive shall be subject to the direction of, and shall have such other powers, duties and responsibilities, consistent with the Executive's position as Chief Executive Officer and President, as may from time to time be prescribed by the Company's Board of Directors (the "Board"). During the term hereof, the Company shall use its best efforts to cause the election of the Executive as a director of the Company.

          3.2  Performance. During the term hereof, the Executive shall be
               -----------
     employed by the Company on a full-time basis and shall perform and discharge (faithfully, diligently and to the best of his ability) such duties and responsibilities on behalf of the Company and its subsidiaries as may be designated from time to time by the Board and which are consistent with the Executive's position as Chief Executive Officer and President. During the term hereof, the Executive shall devote his full business time exclusively to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except for such directorships or other positions which
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     he currently holds and has disclosed to the Company and except as otherwise may be approved in advance by the Board.

     4.  Compensation and Benefits. As compensation for all services performed
         -------------------------
by the Executive under this Agreement and subject to Section 5 hereof and performance of the Executive's duties and of the obligations of the Executive to the Company and its subsidiaries, pursuant to this Agreement or otherwise:

          4.1  Base Salary. During the term hereof, the Company shall pay the
               -----------
     Executive a base salary at the rate of $340,000 per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time (based on an annual review) by the Board in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the "Base Salary". The Base Salary shall be prorated for any period of service less than one full year.

          4.2  Bonus Compensation.
               ------------------

          (a)  Special Bonus. As soon as practicable after the audited financial
               -------------
               results of the Company for calendar 1998 are available, the Company shall pay to the Employee a Special Bonus in the amount set forth below, if, but only if, the Executive is an employee of the Company on December 31, 1998. The Special Bonus shall be $300,000 if the Company's average daily amount of outstanding indebtedness for borrowed money during the six month period ended December 31, 1998 ("Debt") is equal to or less than $54,500,000 (but more than $46,500,000); $600,000 if the Debt is equal to or less than $46,500,000 (but more than $40,000,000); and $900,000 if the Debt is equal to or less than $40,000,000.

          (b)  Annual Bonuses. The Executive shall be entitled to an annual
               --------------
               bonus in respect of 1998 operations in accordance with Exhibit A. The bonus, if any, for 1998 shall be paid as soon as practicable after the audited financial results of the Company for 1998 are available.

          (c)  Subsequent Bonuses. The annual bonus potential, and the bonus
               ------------------
               criteria, for years subsequent to 1998 shall be determined by mutual agreement of the Executive and the Board.

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4.3  Options.
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(a)  The Executive shall retain all of the outstanding options held by the
     Executive, as of the Effective Date, for the purchase of shares of common stock of the Company, Corporate Software and Technology Holdings, Inc. ("CST") and Stream International Holdings, Inc. ("Stream"). Such options (the "Old Options") shall continue to become exercisable in accordance with their respective terms, provided that upon any termination of the
                             --------
     Executive's employment, other than pursuant to Section 5.3 or 5.6 hereof, 50% of the then unvested installments of each Old Option shall immediately vest and become exercisable in full.

(b) On the date hereof, the Company shall grant to the Executive the following options (the "New Options") under the Company's 1997 Stock Incentive Plan (the "Incentive Plan"), at an exercise price of $.58 per share:

     (i) an option for 120,000 shares of common stock of the Company ("MMI Common Stock"), which shall vest 25% on the first anniversary of the Effective Date; 25% on the second anniversary thereof; 20% on each of the third and fourth anniversaries thereof; and 10% on the fifth anniversary thereof, in each case as long as the Executive remains in the employ of the Company, provided that 50% of each then unvested installment of such option shall accelerate if within six months after an Acquisition Event the Executive's employment terminates other than pursuant to Section 5.3 or 5.6 hereof;

     (ii) an option for 120,000 shares of MMI Common Stock that vest (A) in full on December 31, 2004 if the Executive is employed by the Company on such date or (B) as to 25% of the option shares at the end of the first anniversary of the Effective Date; 25% on the second anniversary thereof; 20% on each of the third and fourth anniversaries thereof; and 10% on the fifth anniversary thereof, in each case as long as the Executive is employed by the Company, provided that such option may be
                                                --------
          exercised as to shares vested under this clause (B) only if the First Liquidity Condition is met prior to such exercise. Notwithstanding the foregoing, if following an Acquisition Event the employment of the Executive terminates other than

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      pursuant to Section 5.3 or 5.6 hereof, such option shall become immediately exercisable in full. The "First Liquidity Condition" shall be deemed to have been met (i) at such time on or after an Acquisition Event that the holders of MMI Common Stock (and options for MMI Common Stock) immediately prior to the Acquisition Event receive Liquid Consideration (as defined below) totalling at least $100 million in exchange for their shares of, or options for, MMI Common Stock or as a result of the sale of the shares of capital stock received by such holders in such Acquisition Event or (ii) at such time after the closing of the initial underwritten public offering of MMI ("IPO") that the value of the outstanding shares of, and options for, MMI Common Stock held by holders prior to the closing is at least $100 million. Any options for MMI Common Stock, and any options issued in substitution for such options pursuant to an Acquisition Event, shall be valued net of the applicable option exercise price. "Acquisition Event" shall mean any sale of all or substantially all of the assets of the Company, any sale of all of the outstanding shares of MMI Common Stock in a single transaction, or related series of transactions, to a third party or any merger or consolidation in which shares of MMI Common Stock are exchanged for cash, property or stock of a third party (other than a merger or consolidation in which holders of MMI Common Stock immediately prior thereto continue to hold more than 60%, by voting power, of the outstanding capital stock of the acquiring or surviving corporation, or the parent thereof). "Liquid Consideration" shall mean cash or shares of capital stock registered under the Securities Act of 1933 or eligible for resale under Rule 144. Such option must be exercised, to the extent then vested, within 90 days after termination of employment.

(iii) an option for 60,000 shares of MMI Common Stock that vest (A) in full on December 31, 2004 if the Executive is employed by the Company on such date or (B) as to 25% of the option shares at the end of the first anniversary of the Effective Date; 25% on the second anniversary thereof; 20% on each of the third and fourth anniversaries thereof; and 10% on the fifth anniversary-thereof, in each case as long as the Executive is employed by the Company, provided that such option may be exercised as to shares
                   --------
      vested under this clause (B) only if the Second Liquidity

               Condition is met prior to such exercise. Notwithstanding the foregoing, if following an Acquisition Event the employment of the Executive terminates other than pursuant to Section 5.3 or
               5.6 hereof, such option shall become immediately exercisable in full. The "Second Liquidity Condition" shall be deemed to have been met (i) at such time on or after an Acquisition Event that the holders of MMI Common Stock (and options for MMI Common Stock) immediately prior to the Acquisition Event receive Liquid Consideration totalling at least $200 million either in exchange for their shares of, or options for, MMI Common Stock or as a result of the sale of the shares of capital stock received by such holders in such Acquisition Event or (ii) at such time after an IPO that the value of the outstanding shares of, or options for, MMI Common Stock held by holders prior to the closing is at least $200 million. Such option must be exercised, to the extent then vested, within 90 days after termination of employment.

     (c) All vested New Options shall be subject to the right (but not the obligation) of the Company to repurchase such New Options (or shares purchased upon exercise thereof) at the lower of cost or Fair Value (as defined in the Incentive Plan) if the Executive's employment is terminated for Cause (as defined below) or at Fair Value if the Executive's employment is terminated pursuant to Sections 5.1, 5.2,
          5.4 5.5 or 5.6 below.

     (d) The New Options shall be evidenced by option agreements substantially in the form attached hereto.

     4.4  Loans. The Executive currently has outstanding two loans from the
          -----
Company: one in the principal amount of $400,000 (the "Original Loan"), and another in the principal amount of $1,000,000 (the "Home Loan"). Fifty percent (50%) of the Original Loan (and all accrued interest thereon) shall be forgiven by the Company if the Executive is employed by the Company on December 31, 1998 and the remaining fifty percent (50%) thereof (and all accrued interest thereon) shall be forgiven by the Company if the Executive is employed by the Company on December 31, 1999. The Home Loan shall be amended and restated upon the terms of the Amended and Restated 7 3/4% Unsecured Promissory Note attached hereto.

     4.5  Vacations. During the term hereof, the Executive shall be entitled to
          ---------
five (5) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive in his reasonable discretion.

     The Executive may not accumulate or carry over from one calendar year to another any unused, accrued vacation time. The Executive shall not be entitled to compensation for vacation time not taken.

          4.6  Other Benefits. During the term hereof and subject to any
               --------------
     contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in all employee benefit plans (other than any profit sharing or bonus compensation programs) from time to time adopted by the Board and in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject to
     (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate.

          4.7  Business Expenses. The Company shall pay or reimburse the
               -----------------
     Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any expense policy of the Company set by the Board from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board from time to time.

          4.8  Severance. In the event Executive's employment with the Company
               ---------
     terminates other than by resignation pursuant to Section 5.6 or by the Company for Cause, Executive will be entitled to receive monthly severance payments, each in an amount equal to the Executive's monthly base compensation at the time of such termination (i.e., 1/12th of the Base
                                                   ----
     Salary), until 18 months after such termination (the "Severance Period").

     5.  Termination of Employment and Severance Benefits. Notwithstanding the
         ------------------------------------------------
provisions of Section 2 hereof, the Executive's employment hereunder shall terminate prior to the expiration of the term of this Agreement under the following circumstances:

          5.1  Retirement or Death. In the event of the Executive's retirement
               -------------------
     (after age sixty-five) or death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. In the event of the Executive's retirement after the age of sixty-five with the prior consent of the Board or death during the term hereof, the Company shall pay to the Executive (or in the case of death, the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate) any Base Salary earned but unpaid through the date of such retirement or death, and any Bonus for the fiscal year preceding the year in which such retirement or death occurs that was earned but has not yet been paid and, at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of any bonus earned but unpaid during the fiscal year of such retirement or death (pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the fiscal year of such retirement or death in which the Executive was employed by the Company).

5.2  Disability.
     ----------

     (a) The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for an aggregate of one hundred twenty
          (120) days during any period of three hundred and sixty-five (365) consecutive calendar days.

     (b) The Board may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.6, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan maintained by the Company or until the termination of his employment, whichever shall first occur. Upon becoming so eligible, or upon such termination, whichever shall first occur, the Company shall pay to the Executive (i) any Base Salary earned but unpaid through the date of such eligibility or termination and any Bonus for the fiscal year preceding the year of such eligibility or termination that was earned but unpaid (ii) during the twelve month period from such date, amounts (payable from time to time at the times the Company pays its executive in accordance with its general payroll policies) equal to the difference between the Base Salary for the Executive for such period, or portion thereof, and the amounts of disability income benefits that the Executive receives pursuant to the above-referenced disability income plan in respect of such period and (iii) at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such eligibility or termination (pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the fiscal year of such eligibility or termination in which the Executive was employed by the Company).

     (c) Except as provided in Section 5.2.2, while receiving disability income payments under any disability income plan maintained by the Company, the Executive shall not be entitled to receive any Base Salary under
          Section 4.1 or Bonus payments under Section 4.2 but shall continue to participate in the Company's benefit plans in accordance with Section
          4.6 and the terms of such plans, until the termination of his employment. During the eighteen-month period from the date of termination, the Company shall contribute to the cost of the Executive's participation in the Company's group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law and plan term.

     (d) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board's determination of the issue shall be binding on the Executive.

     5.3  By the Company for Cause. The Company may terminate the Executive's
          ------------------------
employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive relating to the Executive's employment hereunder, or the termination thereof, other than for Base Salary earned but unpaid through the date of termination. Without limiting the generality of the foregoing, the

Company shall have no further obligation to pay any Bonus amounts for any year(s) in the event of termination of employment pursuant to this Section 5.3, whether or not earned but unpaid in respect of a fiscal year preceding the year in which such termination occurs.

     5.4  By the Company other than for Cause. The Company may terminate the
          -----------------------------------
Executive's employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, then the Company shall pay the Executive (i) Base Salary earned but unpaid through the date of termination plus
(ii) the amounts specified in Section 4.8 plus (iii) any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid plus (iv) at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the fiscal year of such termination in which the Executive was employed by the Company). During the Severance Period provided for in Section 4.8. the Company shall, at its own cost, maintain the participation of the Executive in its family health and dental plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

     5.5  By the Executive for Good Reason. The Executive may terminate his
          --------------------------------
employment hereunder (i) in the event that the Company fails to perform, in any material respect, its obligations under this Agreement, after written notice to the Company setting forth in reasonable detail the nature of such breach if such breach remains uncured for a period of 30 days following such written notice to the Company, (ii) there is a substantial diminution in the responsibilities, duties and powers of the Executive or (iii) in the event the Executive is relocated to an area more than 50 miles from the metropolitan Boston area (each of such events being referred to as "Good Reason"). In the event of termination in accordance with this Section 5.5, then the Company shall pay the Executive
(i) Base Salary earned but unpaid through the date of termination plus (ii) any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid plus (iii) the amounts specified in
Section 4.8 hereof plus (iv) at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the fiscal year of such termination in which the Executive was employed by the Company). During the Severance Period provided for in Section 4.8, the Company shall, at its own cost, maintain the participation of the Executive in its family health and dental plans pursuant to the provisions of COBRA.

          5.6  By the Executive Other than for Good Reason. The Executive may
               -------------------------------------------
     terminate his employment hereunder at any time upon ninety (90) days' notice to the Company. In the event of termination of the Executive pursuant to this Section 5.6, the Board may elect to waive the period of notice, or any portion thereof, and, whether or not the Board so elects, the Company will pay the Executive his Base Salary for the notice period, except to the extent so waived by the Board (or for any remaining portion of such period). Upon the giving of notice of termination of the Executive's employment hereunder pursuant to this Section 5.6, the Company shall have no further obligation or liability to the Executive relating to the Executive's employment hereunder, or the termination thereof, other than payment to the Executive of his Base Salary for the period (or portion of such period) indicated above. Without limiting the generality of the foregoing, the Company shall have no further obligation to pay any Bonus amounts for any year(s) in the event of termination of employment pursuant to this Section 5.6. whether or not earned but unpaid in respect of a fiscal year preceding the year in which such termination occurs.

          5.7  Post-Agreement Employment. In the event the Executive remains in
                ------------------------
     the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will, unless otherwise agreed in writing.

     6.  Effect of Termination. The provisions of this Section 6 shall apply in
         ---------------------
the event of termination due to the expiration of the term, pursuant to Section 5 or otherwise.

          6.1  Payment in Full. Payment by the Company of any Base Salary, Bonus
               ---------------
     and other amounts and contributions to the cost of the Executive's continued participation in the Company's group health and dental plans that may be due the Executive under the applicable termination provision of
     Section 5 shall constitute the entire obligation of the Company to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company and its Affiliates, on the one hand, and the Executive, on the other, with respect to any loans, stock pledge arrangements, option plans or other agreements to the extent said rights or obligations survive termination of employment under the provision of documents relating thereto. Acceptance by the Executive of performance by the Company shall constitute full settlement of any claim that the Executive might otherwise assert against the Company, its Affiliates or any of their respective shareholders, partners, directors, officers, employees or agents relating to such termination.

     6.2  Termination of Benefits. Except for medical and dental insurance
          -----------------------
coverage continued pursuant to Sections 5.2, 5.4 and 5.5 hereof and any right of continuation of health coverage to the extent provided by Sections 601 through 608 of ERISA, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payments to the Executive following such date of termination pursuant to Section 5.

     6.3  Survival of Certain Provisions. Provisions of this Agreement shall
          ------------------------------
survive any termination if so provided herein or if necessary or desirable full to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 4.8, 5.4 or 5.5 hereof is expressly conditioned upon the Executive's continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 4.8, 5.4 or 5.5, no compensation is earned after termination of employment.

7.   Confidential Information; Intellectual Property.
     -----------------------------------------------

     7.1  Confidentiality. The Executive acknowledges that the Company and its
          ---------------
Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain or otherwise use in a manner adverse to the interests of the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

     7.2  Return of Documents. All documents, records, tapes and other media of
          -------------------
every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and
 ---------
exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

          7.3  Assignment of Rights to Intellectual Property. The Executive
               ---------------------------------------------
     shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire".

     8.  Agreement not to Compete with the Business. The Executive agrees that
         ------------------------------------------
during the term of his employment hereunder and for a period of eighteen (18) months following the date of termination thereof (the "Non-Competition Period").
                                                       ----------------------
he will not, directly or indirectly (a) own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which competes with, any business, venture or activity being conducted or proposed to be conducted by the Company at the date (the "Date of Termination") on which the
                                              -------------------
Executive's employment under this Agreement is terminated, or by any group, division or subsidiary of the Company, in the United States, Australia, Belgium, Canada, Denmark, England, France, Germany, Ireland, Japan, Korea, Singapore or any other geographic area where such business is being conducted or is proposed to be conducted at the Date of Termination (each a "Restricted Business"), or
                                                    -------------------
(b) recruit or otherwise seek to induce any employees of the Company or any of its subsidiaries to terminate their employment or violate any agreement with or duty to the Company or any of its subsidiaries. It is understood and agreed that, for the purposes of the foregoing provisions of this Section 8, (i) no business, venture or activity shall be deemed to be a business, venture or activity conducted by the Company or any group, division or subsidiary of the Company, unless not less than five percent of the Company's consolidated gross sales or operating income is derived from, or not less than five percent of the Company's consolidated assets are devoted to, such business, venture or activity; and (ii) no business, venture or activity conducted by any entity by which the Executive is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business, venture or activity conducted by the Company unless it is one from which five percent or more of its consolidated gross sales or operating income is derived, or to which five percent or more of its consolidated assets are devoted; provided, however, that if the actual gross
                                 -----------------
sales or operating income or assets of such entity derived from or devoted to such business, venture or activity is equal to or in excess of 10% of the most nearly comparable figure for the Company, such business, venture or activity of such entity shall be deemed to be competitive with a business of the Company. Further, ownership of not more than five percent of the voting stock of any publicly held corporation shall not, of itself, constitute a violation of this
Section 8.

     9.  Enforcement of Covenants. The Executive acknowledges that he has
         ------------------------
carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company could be irrevocable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that in the event that any provision of
Section 7 or 8 hereof shall be determined by any Court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

     10.  Conflicting Agreements. The Executive hereby represents and warrants
          ----------------------
that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party's consent.

     11.  Definitions. Terms defined elsewhere in this Agreement are used herein
          -----------
as so defined. In addition, capitulated terms used and not otherwise defined herein are used in this Agreement as defined in the Merger Agreement; and the following terms shall have the following meanings:

          11.1  Affiliates. "Affiliates" means all persons and entities directly
                ----------
     or indirectly controlling, controlled by or under common control with the Company.

     11.2  Bonus. The bonuses provided for in Sections 4.2(b) and (c).
           -----

     11.3  Business. Any service currently or hereafter provided, directly or
           --------
indirectly, by or on behalf of the Company or any of its subsidiaries.

     11.4  Cause. The following events or conditions shall constitute "Cause"
           -----
for termination: (i) fraud, embezzlement or other act of dishonesty by the Executive that causes material injury to the Company or any of its Affiliates,
(ii) conviction of, or plea of nolo contendere to, any felony involving dishonesty or moral turpitude, or (iii) a failure by the Executive to take or refrain from taking any corporate action consistent with his duties as President and Chief Executive Officer as specified in written directions of the Board following receipt by the Executive of such written directions which such failure is not cured within 30 days after written notice that failure to take or refrain from taking such action shall constitute "Cause" for purposes hereof.

     11.5  Confidential Information. "Confidential Information" means any and
           ------------------------
all in formation of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information the disclosure of which would otherwise be adverse to the interests of the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the services or products sold or offered by the Company or any of its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.

     11.6  Intellectual Property. "Intellectual Property" means inventions,
           ---------------------
discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate to either the Business or any prospective activity of the Company or any of its Affiliates.

          11.7  Person. "Person" means an individual, a corporation, an
                ------
     association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

     12.  Withholding. All payments made by the Company under this Agreement
          -----------
shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. In addition, the Company shall be entitled to reduce any payments by the Company of Base Salary or Bonus under this Agreement by the amount of any tax or other amounts required to be withheld by the Company under applicable law with respect to deemed compensation arising out of or related to imputed interest on any loans by the Company to the Executive.

     13.  Miscellaneous.
          -------------

          13.1  Assignment. Neither the Company nor the Executive may make any
                ----------
     assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided,
                                                                --------
     however, that the Company may assign its rights and obligations under this
     -------
     Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other Person shall be deemed the "Company" hereunder for all purposes. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

          13.2  Severability. If any portion or provision of this Agreement
                ------------
     shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          13.3  Waiver: Amendment No waiver of any provision hereof shall be
                -----------------
     effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.

     13.4 Notices. Any and all notices, requests, demands and other
          -------
communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or two business days after being deposited in the United States mail, postage prepaid, registered or certified, and addressed
(a) in the case of the Executive, to:

          Mr. Terence M. Leahy
          President and Chief Executive Officer
          Modus Media International Holdings, Inc.
          690 Canton Street
          Westwood, MA 02090

or, (b) in the case of the Company, at its principal place of business and to the attention of Chief Executive Officer; or to such other address as either party may specify by notice to the other.

     13.5  Entire Agreement. This Agreement constitutes the entire agreement
           ----------------
between the parties with respect to the terms and conditions of the Executive's employment and, except as otherwise provided herein, supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its Affiliates or predecessors with respect to the terms and conditions of the Executive's employment. Without limiting the foregoing, (i) that certain Management Retention Agreement between Stream and the Executive and the Employment Agreement dated April 21, 1995 between Stream and the Executive are hereby terminated and the Executive shall have no rights thereunder, and
(ii) the Executive shall have no right to any bonus payment as a result of the bonuses authorized by the Board of Directors of Stream in 1996.

     13.6  Headings. The headings and captions in this Agreement are for
           --------
convenience only and in no way define or describe the scope or content of any provision of this Agreement.

     13.7  Counterparts. This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     13.8  Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

          13.9  Consent to Jurisdiction. Each of the Company and the Executive,
                -----------------------
     by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above- named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Massachusetts law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.4 hereof is reasonably calculated to give actual notice.

     14.  Legal Fees. The Company shall reimburse the Executive for up to
          ----------
$10,000 of legal fees and expenses incurred in connection with the preparation of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.



                                    COMPANY:



                                    MODUS MEDIA INTERNATIONAL
                                    HOLDINGS, INC.



                                   By: /s/ Mary L. Wilson
                                      ---------------------------------
                                      Title: General Counsel



                                   EXECUTIVE:



                                    /s/ Terence M. Leahy
                                    ---------------------------------
                                    Terence M. Leahy

                                   Exhibit A
                                   ---------



                                   1998 Bonus
                                   ----------

1.   The bonus shall consist of three components:

     (i) The Executive shall receive 60% of the payment set forth in the column entitled "Payout" opposite the annual EBITDA less capital expenditures achieved by the Company:


     Annual EBITDA
     Less Capital                            Performance
     Expenditures *                          (% of Goal)              Payout *
   -----------------                         ------------             --------
 Less than $24,421,000                        Less than 90%              -0-
    $24,421,000                                  90%               25% of Base Salary,
$24,560,000 to $27,130,000                    91.0 to 99.9%        25% of Base Salary,
                                                                   plus 2.5% for each
                                                                   additional 1% of
                                                                   performance
      $27,134,000                               100%               60% of Base Salary
      $33,046,000                               122%               75% of Base Salary
      $38,614,000                               142%               120% of Base Salary


-------------
* There shall be no Payout if EBITDA is less than $40.2 million.



     (ii) The Executive shall receive a bonus equal to 20% of his quarterly Base Salary at the end of each quarter if the following EB1TDA (less capital expenditures) targets for such quarter are achieved and the Company has positive EBIT:



                                       Target EB1TDA
                                       Less Capital
                                       Expenditures
                                       ------------
                  First Quarter        $         1
                  Second Quarter       $ 1,617,000
                  Third Quarter        $ 7,204,000
                  Fourth Quarter       $20,223,000

(iii) The Executive shall receive at the end of the year a bonus based on the achievement of his MBOs equal to up to 20% of his Base Salary if the Company achieves EBITDA less capital expenditures of at least $24.421 million, as follows:

       Performance on Assigned MBOs  Payout (as % of 20% target)
       ----------------------------  --------------------------

       Failed to meet most MBOs                   0
       Met Most MBOs                             50%
       Met all MBOs                             100%


     The Executive's MBO's are:

     . Establish management committee effectiveness in delivering predictable financial performance

     . Develop organization effectiveness around operational metrics (as well as financial reporting) i.e. Global Metrics Reporting

     .  Improve finance organization responsiveness

     .  Implement product model for planning and reporting business